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                                                                  SUB-ITEM 77Q2

                   INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

   Based upon its review of the copies of all such filings received by it, Invesco Dynamic Credit Opportunities Fund believes that, during the fiscal year ended February 28, 2015, all filing requirements applicable to its Reporting Persons were met except that Form 4 reports covering (i) a disposition of the Fund's Shares held by Linda Heagy and (ii) a purchase of the Fund's Shares by Linda Heagy were not filed in a timely manner.